Exhibit 15.2

INDEPENDENT AUDITORS’ CONSENT

To the Board of Directors
Dorad Energy Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333-187533, 333-102288 and 333-92491) on Form S-8 and (Nos. 333-199696 and 333-144171) on Form F-3 of Ellomay Capital Ltd. of our report dated February 27, 2020, with respect to the statements of financial position of Dorad Energy Ltd. as of December 31, 2019 and 2018, the related statements of profit or loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the December 31, 2019 annual report on Form 20-F of Ellomay Capital Ltd.

Our report refers to a change to the method of accounting for leases.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr).
Member firm of KPMG International

Tel-Aviv, Israel

April 7, 2020